EXHIBIT 23.2

CONSENT OF COUNSEL

We hereby consent to the filing of our opinion as Exhibit 5.1 with this Registration Statement on Form S-1, as well as to references to our firm under the captions “Federal Income Tax Consequences,” “Legal Matters” and “Experts,” in the Registration Statement on Form S-1 (No. 333-108397), incorporated by reference in this Registration Statement.

New York, New York

June 28, 2004

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP